Exhibit 3.4

FIRST AMENDMENT TO THE AMENDED AND RESTATED

BYLAWS OF CARLYLE GMS FINANCE. INC.

The Amended and Restated Bylaws of Carlyle GMS Finance, Inc. (the “Bylaws”) are hereby amended as follows:

Every reference in the Bylaws to the name “Carlyle GMS Finance, Inc.” is hereby deleted and replaced by “TCG BDC, Inc.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Effective as of March 15, 2017.